                                    LOAN AGREEMENT


          LOAN AGREEMENT, dated as of June 15, 1998, between UTStarcom, Inc., a Delaware corporation (the "Borrower"), and SOFTBANK Corp., a Japanese corporation (the "Lender").


                                 W I T N E S S E T H:


          WHEREAS, the Borrower has requested that the Lender make available to it loans in an aggregate amount of up to $55 million; and

          WHEREAS, the Lender is willing to make the loans available to the Borrower on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

1.   THE LOANS

          (a) Subject to the terms and conditions hereof, the Lender shall lend to the Borrower up to $55 million in two portions (the "Loans") in amounts of
(i) $25 million on June 30, 1998 and (ii) at least $10 million plus integral multiples of $5 million (up to $30 million) on a date on or before December 31, 1998, both as specified by the Borrower by not less than five Business Days notice to the Lender. Each of the dates on which the Loans are made is herein called a "Drawdown Date" and, for purposes of this Agreement, a "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Tokyo or New York City are authorized by law to close.

          (b) The Borrower's obligation to repay the Loans shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit A attached hereto (the "Notes"), payable to the order of the Lender on a maturity date (the "Maturity Date") which shall be the earlier of (i) two Business Days after the closing date of the initial public offering of common stock of the Borrower and (ii) two years after the latest Drawdown Date.

          (c) The Loans shall bear interest until maturity at a rate of 10% per annum (based on a 360-day year for the actual number of days elapsed), payable semi-annually in arrears on the last Business Day of March and September, and on the Maturity Date.

          (d) All payments hereunder and under the Notes shall be made to the Lender in U.S. dollars at a bank in New

York City specified by the Lender, net of withholding or other tax on interest.

2.   REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lender that:

          (a) ORGANIZATION. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its property and to carry on its business as presently conducted. The Borrower is duly qualified in good standing to do business in California and New Jersey, and there is no other jurisdiction in which the failure to so qualify would have a material adverse effect on its business or operations.

          (b) AUTHORITY. The Borrower has full power and authority to enter into this Agreement, to make the borrowings contemplated hereby, to execute and deliver the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary action. No consent or approval of stockholders is required as a condition to the validity or performance of this Agreement and the Notes.

          (c) AUTHORIZATIONS. All authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities which are necessary for the borrowing hereunder, the execution and delivery of this Agreement and the Notes, and the performance by the Borrower of its obligations hereunder and thereunder have been effected or obtained and are in full force and effect.

          (d) BINDING AGREEMENT. This Agreement constitutes, and each of the Notes, when executed and delivered pursuant hereto for value received, will constitute, a valid and legally binding obligation of the Borrower enforceable in accordance with its terms.

          (e) NO CONFLICTS. There is no statute, regulation, rule, order or judgment, no charter, by-law or preference stock provision of the Borrower, and no provision of any mortgage, indenture, contract or agreement binding on the Borrower or affecting its property, which would prohibit, conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement and of the Notes in any material respect.

          (f) FINANCIAL CONDITION. The consolidated financial statements of the Borrower and its subsidiaries as


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of December 31, 1997, and the related statements of earnings, shareholders equity and cash flows for the fiscal year then ended, heretofore delivered to the Lender, fairly present the financial condition and results of operations of the Borrower and its subsidiaries as of the date and for such period, and have been prepared in accordance with generally accepted accounting principles consistently applied. There are no liabilities, direct or indirect, fixed or contingent, of the Borrower or its subsidiaries as of the date of such financial statements which are not reflected therein or in the notes thereto. Since December 31, 1997, there has been no material adverse change in the business, properties, financial condition or operations, present or prospective, of the Borrower or its subsidiaries.

          (g) LITIGATION. There are no proceedings or investigations pending or, to the best of the Borrower's knowledge, threatened before any court or arbitrator or before or by any governmental authority which, in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any of its subsidiaries, would have a material adverse effect on the business, properties, financial condition or operations, present or prospective, of the Borrower and its subsidiaries, taken as a whole.

3.   COVENANTS

          (a)  Until repayment in full of the Loans, the Borrower will:

          (i) Furnish to the Lender (A) as soon as available but in no event more than 60 days after the end of each quarterly period of the Borrower's fiscal year consolidated balance sheets of the Borrower and its subsidiaries as of the close of such period and consolidated statements of income and expense; (B) as soon as available but in no event more than 120 days after the close of each of the Borrower's fiscal years audited balance sheets of the Borrower and its subsidiaries together with audited consolidated statements of income and expense, retained earnings, paid-in capital and surplus and changes in financial position for such fiscal year, prepared in accordance with generally accepted accounting principles; and
     (C) such additional information, reports or statements as the Lender may from time to time reasonably request.

         (ii) Notify the Lender promptly after the discovery by any officer of the Borrower of the occurrence of (A) any Event of Default, or any event which with the giving of notice of lapse of time, or both, would constitute an Event of Default; (B) any material litigation or proceedings that are instituted against the Borrower or its subsidiaries or any of their respective assets; and (C) any other development in the business or affairs of the Borrower or its subsidiaries which could be reasonably expected to have a material adverse effect on the business, properties, financial condition or operations, present or prospective, of the Borrower and its subsidiaries, taken as a whole -- in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

          (b) Until payment in full of the Loans, without the prior written consent of the Lender, the Borrower will not:

          (i) Enter into any merger or consolidation or acquire the assets of any person, or sell, lease or otherwise dispose of all or substantially all of its assets, or permit any of its subsidiaries so to do, except that a wholly-owned subsidiary may be merged or consolidated with one or more other wholly-owned subsidiaries or into the Borrower.

         (ii) Create, incur, assume or suffer to exist any liability for borrowed money, or permit any subsidiary so to do, except (A) indebtedness to the Lender, (B) indebtedness of the Company or any subsidiary secured by mortgages, encumbrances or liens specifically permitted by
     Section 3(b)(iii) below and (C) intercompany indebtedness.

        (iii) Create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, or permit any of its subsidiaries so to do, except:

               (A) liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which reserves adequate under generally accepted accounting principles are being maintained,

               (B) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance,

               (C) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business,

               (D) mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, and

               (E) any mortgage, encumbrance or other lien upon, or security interest in, any property hereafter acquired by the Borrower or its subsidiaries, created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, encumbrance or lien upon, or security interest in, any such property hereafter acquired existing at the time of such acquisition, or the acquisition of any such property subject to any mortgage, encumbrance or other lien or security interest without the assumption thereof, provided that such mortgage, encumbrance, lien or security interest attaches only to the property so acquired.

         (iv) Make loans or advances to any person, firm, joint venture, corporation or other entity, or permit any subsidiary so to do, exceeding in the aggregate for the Company and its subsidiaries $5,000,000 principal amount at any one time outstanding, other than intercompany loans and loans to employees, officers and directors in the ordinary course of business.

          (v) Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, joint venture, corporation or other entity (other than in connection with a merger permitted by Section 3(b)(i) above), or permit any subsidiary so to do, except (A) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,
     (B) guarantees by the Company of contractual obligations (other than for the payment of borrowed money) of any wholly-owned subsidiary, and
     (C) guarantees of indebtedness for borrowed money permitted under clause (ii) above.

         (vi) Declare any cash dividends on any shares of its capital stock, or apply any of its property or assets to the purchase, redemption or other retirement

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     of, or make any other distribution by reduction of capital or otherwise in respect of, capital stock of the Company.

4.   CONDITIONS

          The obligation of the Lender to make the Loans is subject to the following conditions precedent:

          (a) On the Drawdown Date the Lender shall have received the following documents, each satisfactory in form and substance to the Lender:

               (i)  A Note, dated the Drawdown Date.

              (ii) Certified copies of all corporate action taken by the Borrower to authorize this Agreement and such Note.

             (iii) The favorable written opinion of Wilson, Sonsini, Goodrich & Rosati, counsel for the Borrower, dated the Drawdown Date, as to the matters referred to in paragraphs (a)-(e) and (g) of Section 2.

          (b) On the Drawdown Date (i) the Borrower shall have complied with all the terms, covenants and conditions of this Agreement, (ii) there shall have occurred no Event of Default and no event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default,
     (iii) the representations and warranties contained in Section 2 shall be true in all material respects with the same effect as though made on and as of the Drawdown Date, and (iv) the Lender shall have received a certificate dated the Drawdown Date and signed by an executive officer of the Borrower to the foregoing effect.

5.   EVENTS OF DEFAULT

          (a) If one of more of the following events (each, an "Event of Default") shall occur:

          (i) Default shall be made in the payment of principal of or interest on any of the Loans when due and payable; or

          (ii) Default shall be made in the due observance or performance of any term, covenant, or agreement contained in Section 3(b); or

          (iii) Default shall be made in the due observance or performance of any other term, covenant or agreement contained in this Agreement, and such default shall have continued unremedied for a period of 30 days after any officer of the Borrower becomes aware of such default; or

          (iv) Any representation or warranty made by the Borrower herein or any statement or representation made in any certificate, report or opinion delivered in connection herewith shall prove to have been incorrect or misleading in any material respect when made; or

          (v) Any obligation of the Borrower or any of its subsidiaries for the payment of borrowed money is not paid when due or becomes or is declared due and payable prior to the expressed maturity thereof, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become or be declared due and payable; or

          (vi) The Borrower or any of its subsidiaries makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for the Borrower or any subsidiary or any substantial part of its property, commences any proceeding relating to the Borrower or any subsidiary under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against the Borrower or any subsidiary any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any subsidiary by any act indicates its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or any trustee for the Borrower or any subsidiary or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days; or

          (vii) One or more judgments against the Borrower or any of its subsidiaries or attachments against its property, which in the aggregate exceed $10,000,000, or the operation or result of which could be to interfere materially and adversely with the conduct of the business of the Borrower or any subsidiary, remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days;

then upon the happening of any of the foregoing Events of Default which shall be continuing, the Notes shall become and be immediately due and payable upon declaration to that effect delivered by the Lender to the Borrower; provided, that upon the happening of any event specified in subsection (f) of this Section 5 the Notes shall be immediately due and payable without declaration or other notice to the Borrower. The Borrower expressly waives any presentment, demand, protest or other notice of any kind.

          (b)  In the event the Notes are not paid as contemplated by
Section 5(a), the Lender shall have the option of converting the Notes into such number of shares of Series C Preferred Stock as is determined by dividing the unpaid principal amount by $6.88 or the corresponding adjusted Series B Conversion Price determined as provided in the Borrower's Certificate of Incorporation.

6.   MISCELLANEOUS

          (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Lender, including reasonable fees and disbursements of counsel, in connection with the preparation, execution and delivery of, and the enforcement of, this Agreement and the Notes.

          (b) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that neither party may assign any of its rights hereunder without the prior written consent of the other parties.

          (c) Any provision of this Agreement or the Notes may be amended or waived only if such amendment or waiver is in writing and is signed by the Borrower and the Lender.

          (d) Each and every right granted to the Lender hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Lender to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

          (e) In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          (f) Any judicial proceeding against the Borrower with respect to this Agreement or the Notes may be brought in any court of competent jurisdiction in the City of New York. The Borrower hereby accepts the jurisdiction of any such court and irrevocably agrees to be bound by any judgment rendered thereby, and waives any objection as to the venue of any proceeding brought in such court. Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.

          (g) Any communication, demand or notice to be given hereunder or with respect to the Notes will be duly given when delivered in writing (including communication by facsimile) to the following addresses:

          If to the Borrower:

               Address:       UTStarcom, Inc.
                              333 Hegenberger Road, Suite 328
                              Oakland, California 94621
               Attention:     Mr. Hong Liang Lu, President
               Telephone:     (510) 632-8802
               Facsimile:     (510) 632-8827

          with a copy to:

               Wilson, Sonsini, Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304
               Attention:     Steven E. Bochner, Esq.
                              Carmen Chang, Esq.
               Telephone:     (415) 493-9300
               Facsimile:     (415) 493-6811

          If to the Lender:

               Address:       SOFTBANK Corp.
                              24-1 Nihonbashi-Hakozakicho
                              Chuo-ku, Tokyo 103, Japan
               Attention:     Yoshitaka Kitao, Executive Vice
                                President and CFO
                              Hitoshi Hasegawa, Esq.
                                General Counsel
               Telephone:     (813) 5642-8020
               Facsimile:     (813) 5641-3400

          with a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004
               Attention:     Stephen A. Grant, Esq.


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

               Telephone:     (212) 558-3504
               Facsimile:     (212) 558-3588

or to such other address as either party may specify by notice in writing to the other party.

          (h) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              UTSTARCOM, INC.


                                        By: /s/ Ed Supplee
                                           ---------------------------
                                           Ed Supplee
                                           Vice President of Finance
                                           Chief Financial Officer



                                        SOFTBANK CORP.


                                        By: /s/ Masayoshi Son
                                           ---------------------------
                                           Masayoshi Son
                                           President and Chief
                                             Executive Officer


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                                                             EXHIBIT A




                                   PROMISSORY NOTE



U.S.$[LOAN AMOUNT]                           [DRAWDOWN DATE]


          UTSTARCOM, INC., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of SOFTBANK Corp., a Japanese corporation (the "Lender"), the principal sum of $________ on the Maturity Date (as such term is defined in the Loan Agreement referred to below), and to pay interest on such principal sum at a rate of 10% per annum on the last Business Day of March and September, and on the Maturity Date, as provided in such Loan Agreement.

          This is one of the Notes referred to in a Loan Agreement, dated as of June 15, 1998, between the Borrower and the Lender and its maturity is subject to acceleration on the terms and conditions set forth therein.

          If this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in Tokyo and New York City are authorized by law to close, the maturity shall be extended to the next succeeding business day, and interest shall be payable at the rate herein specified during such extension.

          This Note shall be governed by and construed in accordance with the laws of the State of New York.


                                        UTSTARCOM, INC.



                                        By:
                                           ----------------------------